FOR IMMEDIATE RELEASE	Exhibit 99.1

Contact:	Diana G. Purcel — Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
Famous Dave’s Reports 2006 Net Income of $0.46 Per Diluted Share
     Minneapolis, MN, February 28, 2007 — FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ: DAVE) today announced financial results for the fourth quarter and the fiscal year ended December 31, 2006.
     Highlights for fiscal year 2006 were as follows:
•	Total revenue of $116.6 million increased 13.9% over the prior year.
•	Comparable sales for company-owned restaurants increased 2.9% over the prior year.
•	Franchise royalty revenue of $13.8 million increased 32.6% over the prior year.
•	Earnings were $0.46 per diluted share, an increase of 17.9% over prior year earnings.
•	Earnings included asset impairment and estimated lease termination and other closing costs of $0.07 per diluted share and stock-based compensation costs of $0.09 per diluted share.
     “Achieving same store sales growth for the third year in a row, revenue growth of 13.9% and earnings per share growth of 17.9% is an excellent indicator of consistent, sustained, improved financial performance for Famous Dave’s”, said David Goronkin, President and Chief Executive Officer of Famous Dave’s. “Additionally, we have seen strong growth in our brand as evidenced by system-wide sales approaching $400 million.”
     For the fourth quarter ended December 31, 2006, the company reported net income of approximately $1.1 million, or $0.10 per diluted share, including $0.02 of after-tax expense relating to stock-based compensation, on total revenue of approximately $28.0 million. In the prior year comparable period, the company reported net income of approximately $784,000, or $0.07 per diluted share, on total revenue of approximately $24.5 million. Franchise royalty revenue of approximately $3.5 million increased 27.5% over the prior year comparable period. For the 2006 fourth quarter, net sales for restaurants open year-round for 18 months or more increased 1.8%, compared with a 2.8% increase for the 2005 fourth quarter.
     For the fiscal year ended December 31, 2006, Famous Dave’s reported net income of approximately $4.9 million, or $0.46 per diluted share, on total revenue of approximately $116.6 million. In comparison, in fiscal 2005, the company reported net income of approximately $4.4 million, or $0.39 per diluted share, on total revenue of approximately $102.4 million. The 13.9% increase in total revenue, year-over-year, reflects the opening of three new company-owned restaurants, a 32.6% increase in franchise royalty revenue, and an increase in comparable sales. For the year ended December 31, 2006, net sales for restaurants open year-round for 18 months or more increased 2.9%, compared with a 2.1% increase for 2005.

     The earnings results for the fourth quarter of 2006 included approximately $353,000, or $0.02 per diluted share, in compensation expenses related to the company’s stock-based incentive programs, while the twelve months of fiscal 2006 included compensation expense of approximately $1.4 million, or $0.09 per diluted share. In comparison, earnings results for fiscal 2005’s fourth quarter and full year included compensation expense relating to the company’s stock-based incentive programs of approximately $113,000 and $566,000, respectively.
     Goronkin added, “In 2006, Famous Dave’s successfully opened three new company-owned restaurants while continuing to grow our franchise base with 21 additional restaurants. We have successfully achieved geographic penetration, consistent with our goal of being the category-defining brand in barbeque.”
     During fiscal 2006, the company repurchased 611,400 shares of common stock for approximately $9.3 million, excluding commissions. During fiscal 2005, the company repurchased 954,900 shares of common stock for approximately $11.5 million, excluding commissions.
     Famous Dave’s opened six franchise-operated restaurants and one company-owned restaurant during the fourth quarter, and ended the year with a system-wide total of 145 restaurants, including 41 company-owned restaurants and 104 franchise-operated restaurants in 35 states. During 2007, Famous Dave’s anticipates opening 25 — 30 new restaurants, including up to five company-owned restaurants. Famous Dave’s had commitments in place to open an additional 162 franchise-operated locations as of December 31, 2006. During the first quarter of fiscal 2007, the company entered into an area development agreement for four restaurants in Puerto Rico.
     The company is hosting a conference call tomorrow, March 1, 2007, at 10:00 a.m. Central Time to discuss its fourth quarter and fiscal year end 2006 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing 800-374-1553, conference ID 7409521. A replay will be available for one week following the call by dialing 800-642-1687, conference ID 7409521. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
     About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of February 28, 2007, the company owned 41 locations and franchised 104 additional units in 35 states and had signed development agreements for an additional 166 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel — Chief Financial Officer, at (952) 294-1300.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Restaurant sales, net	$23,862	$21,096	$100,026	$89,248
Franchise royalty revenue	3,473	2,724	13,796	10,406
Franchise fee revenue	335	460	1,825	1,595
Licensing and other revenue	311	244	974	1,105

Total revenue	27,981	24,524	116,621	102,354

Costs and expenses:
Food and beverage costs	7,333	6,409	30,403	27,297
Labor and benefits	7,393	6,308	29,960	26,151
Operating expenses	6,300	5,874	25,311	22,339
Depreciation and amortization	1,131	1,090	4,419	4,359
General and administrative	3,718	3,182	15,381	13,430
Asset impairment and estimated lease termination and other closing costs	20	—	1,136	—
Pre-opening expenses	177	96	625	96
Loss (gain) on disposal of property	79	(82)	143	(53)

Total costs and expenses	26,151	22,877	107,378	93,619

Income from operations	1,830	1,647	9,243	8,735

Other income (expense):
Loss on early extinguishment of debt	—	—	(148)	—
Interest expense	(419)	(517)	(1,768)	(1,932)
Interest income	53	65	331	270
Other income (expense), net	27	76	(14)	18

Total other expense	(339)	(376)	(1,599)	(1,644)

Income before income taxes	1,491	1,271	7,644	7,091

Income tax provision	(430)	(487)	(2,720)	(2,700)

Net income	$1,061	$784	$4,924	$4,391

Basic net income per common share	$0.10	$0.07	$0.47	$0.41

Diluted net income per common share	$0.10	$0.07	$0.46	$0.39

Weighted average common shares outstanding — basic	10,210,000	10,586,000	10,453,000	10,825,000

Weighted average common shares outstanding — diluted	10,552,000	10,910,000	10,801,000	11,173,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006
Food and beverage costs (1)	30.7%	30.4%	30.4%	30.6%
Labor and benefits (1)	31.0%	29.9%	30.0%	29.3%
Operating expenses (1)	26.4%	27.8%	25.3%	25.0%
Depreciation & amortization (restaurant level) (1)	4.2%	4.6%	3.9%	4.4%
Depreciation & amortization (corporate level) (2)	0.5%	0.5%	0.4%	0.4%
General and administrative (2)	13.3%	13.0%	13.2%	13.1%
Asset impairment and estimated lease termination and other closing costs (1)	0.1%	—	1.1%	—
Pre-opening expenses & net loss on disposal(1)	1.1%	0.1%	0.8%	0.1%

Total restaurant costs and expenses (1)	93.5%	92.8%	91.5%	89.4%
Income from operations (2)	6.5%	6.7%	7.9%	8.5%

(1) As a percentage of restaurant sales, net
(2) As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	January 1,
	2006	2006
	(unaudited)	(unaudited)
ASSETS
Current assets	$12,930	$15,494
Property, equipment and leasehold improvements, net	50,037	46,872
Other assets	2,675	5,232

Total assets	$65,642	$67,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$12,807	$9,862
Long-term obligations	17,000	19,848
Shareholders’ equity	35,835	37,888

Total liabilities and shareholders’ equity	$65,642	$67,598

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006
Weighted average weekly net sales:
Company-Owned	$45,711	$42,608	$47,894	$45,072
Franchise-Operated	$54,429	$51,978	$58,334	$55,011

Operating weeks:
Company-Owned	522	494	2,082	1,974
Franchise-Operated	1,302	1,076	4,837	3,885

Comparable net sales:
Company-Owned	1.8%	2.8%	2.9%	2.1%
Franchise-Operated	(1.5)%	(3.1)%	(1.6)%	(1.2)%

Total number of restaurants:
Company-Owned	41	38	41	38
Franchise-Operated	104	88	104	88

Total	145	126	145	126
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.